UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KENTUCKY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Kentucky	61-0993464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 157, Paris, Kentucky	40362-0157
(Address of Principal Executive Offices)	(Zip Code)

Kentucky Bancshares, Inc. 2019 Stock Award Plan

(Full title of the plan)

Gregory J. Dawson, Chief Financial Officer

Kentucky Bancshares, Inc., 339 Main St, Paris, Kentucky 40361

(Name and address of agent for service)

(859) 987‑1795

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☑
Non-accelerated filer	☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee(3)
Common Stock, no Par value	300,000	23.17	6,951,000	902.24

(1)

This registration statement (the “Registration Statement”) covers shares of common stock, no par value of Kentucky Bancshares, Inc. (the “Registrant”) which may be offered or sold pursuant to the Kentucky Bancshares, Inc. 2019 Stock Award Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(2)

This calculation which is made solely for the purpose of determining the amount of the registration fee, is made pursuant to Rule 457(c) and 457(h) of the Securities Act, and is based on the average of the high and low price of a share of common stock, as reported on the OTC Markets Group QX electronic interdealer quotation system as of a date within five business days prior to the filing of this Registration Statement.

(3)

The Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act, which states that the adjusted fee rate effective October 1, 2019 shall be $129.80 per $1 million of the maximum aggregate price at which such securities are proposed to be offered.  The registration fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.0001298.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1).  Pursuant to the instructions for Form S‑8, such documents need not be filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  See Rule 428(a)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The documents listed in (a) and (b) below have been filed by the Registrant with the Commission and are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10‑K for the year ended December 31, 2018;

(b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c) The description of the Registrant’s Common Stock included in Form 8‑K filed with the Commission on December 4, 2019, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8‑K, including exhibits related to those items, is not incorporated by reference in this Registration Statement or any related prospectus.

Item 4.             Description of Securities.

Not Applicable.

Item 5.             Interests of Named Experts and Counsel.

None.

Item 6.             Indemnification of Directors and Officers.

Article 10 of the Articles of Incorporation of the Registrant (the “Corporation”) contain certain indemnification provisions providing that directors and officers will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding. Article 10 provides as follows:

10.1       General.  The Corporation shall, to the fullest extent permitted by, and in accordance with the provisions of, the Kentucky Business Corporation Act, as it presently exists or may hereafter be amended, indemnify each director and officer of the Corporation against expenses (including attorneys’ fees), judgments, taxes, fines, and amounts paid in settlement, incurred by him in connection with, and shall advance expenses (including attorneys’ fees) incurred by him in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he is, or is threatened to be made, a party by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise.  Advancement of expenses shall be made upon receipt of an undertaking, with such security, if any, as the Board of Directors or shareholders may reasonably require, by or on behalf of the person seeking indemnification to repay amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein.

10.2       Non-Exclusive Right.  The indemnification provided for by Section 10.1 shall not be deemed exclusive of any other rights to which directors or officers of the Corporation may be entitled under any statute, provision in the Corporation’s Articles of Incorporation, agreement or action of the Board of Directors or shareholders of the Corporation, or otherwise, and shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

10.3       Insurance.  Without in any way limiting the Corporation’s power to purchase and maintain insurance for any other purpose or on behalf of any other person, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Corporation would have the power or be obligated to indemnify him against such liability under the provisions of Section 10.1 of these Bylaws or the Kentucky Business Corporation Act.

Item 7.             Exemption from Registration Claimed.

Not applicable.

Item 8.             Exhibits.

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Incorporation of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8K dated December 4, 2019‑
3.2	Bylaws of the Registrant are incorporated by reference to Exhibits 3.2 and 3.3 of the Registrant’s Current Report on Form 8‑K dated December 4, 2019
4.1	Kentucky Bancshares, Inc. 2019 Stock Award Plan is incorporated by reference to Annex B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 15, 2019 with the Commission
5.1	Opinion of Stoll Keenon Ogden PLLC
23.1	Consent of Stoll Keenon Ogden PLLC (contained in Exhibit 5.1)
23.2	Consent of Crowe LLP
24.1	Powers of Attorney (included in the signature page of this Registration Statement)

Item 9.             Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

KENTUCKY BANCSHARES, INC.

EXHIBIT INDEX

TO

FORM S‑8 REGISTRATION STATEMENT

EXHIBIT NO.	DESCRIPTION
3.1	Second Amended and Restated Articles of Incorporation of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8K dated December 4, 2019‑
3.2	Bylaws of the Registrant are incorporated by reference to Exhibits 3.2 and 3.3 of the Registrant’s Current Report on Form 8‑K dated December 4, 2019
4.1	Kentucky Bancshares, Inc. 2019 Stock Award Plan is incorporated by reference to Annex B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 15, 2019 with the Commission
5.1	Opinion of Stoll Keenon Ogden PLLC
23.1	Consent of Stoll Keenon Ogden PLLC (contained in Exhibit 5.1)
23.2	Consent of Crowe LLP
24.1	Powers of Attorney (included in the signature page of this Registration Statement)

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paris, Commonwealth of Kentucky, on this 20th day of December,  2019.

KENTUCKY BANCSHARES, INC.

By:	/s/ Louis Prichard
Louis Prichard, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 20,  2019.  Each person whose signature to the Registration Statement appears below hereby appoints each of Louis Prichard and Gregory J. Dawson, and each of them singly, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

/s/ Louis Prichard
Louis Prichard
President and Chief Executive Officer,
Director

/s/ Gregory J. Dawson
Gregory J. Dawson
Chief Financial and Accounting Officer

/s/ Buckner Woodford, IV
Buckner Woodford, IV,
Chairman of the Board,
Director

/s/ B. Proctor Caudill, Jr.
B. Proctor Caudill, Jr.,
Director

/s/ Henry Hinkle
Henry Hinkle,
Director

/s/ Mary McDowell Hoskins
Mary McDowell Hoskins,
Director

/s/ Ted McClain
Ted McClain,
Director

/s/ Jack W. Omohundro
Jack W. Omohundro,
Director

/s/ Edwin S. Saunier
Edwin S. Saunier,
Director

/s/ Robert G. Thompson
Robert G. Thompson,
Director

/s/ Woodford Van Meter
Woodford Van Meter,
Director